UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             CHINA CONTINENTAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Nevada                                    87-0431063
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


 1801-1806 Hua Qin International Building, 340 Queen's Road, Central, Hong Kong
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   (Address of principal executive offices)                  (Zip Code)


       Title of each class                      Name of each exchange on which
       to be so registered                      each class is to be registered

     -------------------------                   --------------------------
     -------------------------                   --------------------------
     -------------------------                   --------------------------

If this Form relates to this registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box.

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box.

Securities to be registered pursuant to Section 12(g) of the Act:

         Common Stock, $.001 Par Value
         -----------------------------
                (Title of Class)


         -----------------------------
                  (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Furnish the information required by Item 202 of Regulation S-K (Section 229.202 of this chapter).

Instruction. If a description of the securities comparable to that required here is contained in any prior filing with the Commission, such description may be incorporated by reference to such other filing in answer to this item. If such description will be included in a form of prospectus subsequently filed by the registrant pursuant to Rule 424(b) under the Securities Act (Section 230.424(b) of this chapter), this registration statement shall state that such prospectus shall be deemed to be incorporated by reference into the registration statement. If the securities are to be registered on a national securities exchange and the description has not previously been filed with such exchange, copies of the description shall be filed with copies of the application filed with the exchange.

Each share of common stock is entitled to share pro rata in dividends or any other distributions with respect to common stock, when and if declared by the board of directors from funds legally available therefore. Upon dissolution, liquidation or winding up of the Company, the assets of the Company will be divided pro rata on a share for share basis among shareholders of the shares of common stock. Each holder of a share of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders.

Item 2. Exhibits

     List below all exhibits filed as part of the registration statement:

     3.1  Articles of Incorporation
     3.1  Bylaws
     4.1  Specimen Share Certificate

     Instruction. See the instructed as to exhibits, set forth below.

                                    Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)   China Continental, Inc.
               ------------------------------------------

Date:          December 10, 1998
               ------------------------------------------

By:            /s/ Harry H.H. Ho, Chairman
               ------------------------------------------
              (Print this name and title of the signing officer under his signature)


                           INSTRUCTIONS AS TO EXHIBITS

I. If the securities to be registered on this form are to be registered on which other securities of the registrant are registered, they are to be registered pursuant to Section 12(g) of the Act, copies of all consistent instruments defining the rights of the holders of each class of such securities, including any contracts or other documentation which limits or qualify the rights of such holder, shall be filed as exhibits with each copy of the registration statement filed with the Commission or with an exchange, subject to Rule 12b-32 regarding incorporation of exhibits by reference.

II. If the securities to be registered are to be registered on an exchange on which no other securities of the registrant are registered, the following exhibits shall be filed with each copy of the registration statement filed with each such exchange, but need not be filed with or incorporated by
     reference  in,  copies  of  the  registration   statement  filed  with  the
     Commission:

     1. Copies of the last annual report filed pursuant to Section 13 or 15(d) of the Act or, if no such report has yet been filed, copies of the latest registration statement filed pursuant to Section 12(b) or (g) of the Act, or pursuant to the Securities Act of 1933.

     2. Copies of all current quarterly or semi-annual reports filed pursuant to Section 23 or 15(d) of the Act since the end of the fiscal year covered by the annual report filed pursuant to Instruction 3 above, or if none, since the effective date of the latest registration statements so filed.

     3. Copies of the latest definitive proxy statement or information statement, if any, filed with the Commission pursuant to Section 14 of the Act.

     4. Copies of the charter and bylaws, or instruments corresponding thereto, and copies of any other documents defining the rights of holders of the securities to be registered.

     5.   Specimens or copies of each security to be registered hereunder.

     6. Copies of the last annual report submitted to stockholders by the registrant or its predecessors. Such annual report shall not be deemed to be "filed" with the exchange or otherwise subject to the liabilities of Section 18 of the Act, except to the extent it may already be subject thereto.

                                    FORM 8-A

                             CHINA CONTINENTAL, INC.

                          Commission File No. 33-3276-D


Item 1. Description of Registrant's Securities to be Registered.

     Each share of common stock is entitled to share pro rata in dividends or any other distributions with respect to common stock, when and if declared by the board of directors from funds legally available therefore. Upon dissolution, liquidation or winding up of the Company, the assets of the Company will be divided pro rata on a share for share basis among shareholders of the shares of common stock. Each holder of a share of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders.